Exhibit 99.1

Worldspan, L.P. and WS Financing Corp. Announce Proposed
Refinancing Transactions

        ATLANTA, January 25, 2005—Worldspan, L.P. ("Worldspan") and WS Financing Corp. ("WS Financing," and together with Worldspan, the "Issuers") today announced their intention to issue under Rule 144A and Regulation S up to $350 million senior second lien secured floating rate notes (the "Notes") and to refinance their existing senior secured credit facilities with a new $440 million senior credit facility, consisting of term loans in the aggregate of $400 million and a $40 million revolving credit facility (collectively, the "Refinancing Transactions"). The gross proceeds of the Refinancing Transactions will be used to finance the cash tender offer and consent solicitation launched today for the Issuers' outstanding 9 5/8% Senior Notes due 2011, refinance the Issuers' existing senior secured indebtedness, redeem up to the full amount of the preferred stock issued by Worldspan's parent corporation, Worldspan Technologies Inc. ("WTI"), prepay and terminate sponsor advisory fees and dividends on WTI's Class B Common Stock and pay related fees and expenses of the Refinancing Transactions. Any remaining proceeds from the Refinancing Transactions are intended to be used for general corporate purposes.

        This announcement is not an offer to sell nor a solicitation of an offer to buy the securities described herein. The issuers are offering the Notes in reliance upon exemptions from registration under the Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or a applicable exemption from registration requirements.

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CONTACT: Lisa Kwon-Brooks, Worldspan, 770-563-5245, email: lisa.kwon-brooks@worldspan.com